Exhibit (a)(1)(vi)

SECOND SUPPLEMENT TO OFFER TO PURCHASE AND
CONSENT SOLICITATION STATEMENT DATED JANUARY 29, 2007

IMPSAT FIBER NETWORKS, INC.

Offer to Purchase for Cash
Any and All Outstanding
Series A 6% Senior Guaranteed Convertible Notes due 2011
(CUSIP No. 45321TAL7)
and
Series B 6% Senior Guaranteed Convertible Notes due 2011
(CUSIP Nos. 45321TAM5 and 45321TAN3)
and Solicitation of Consents for
Amendment of the Related Indentures and Waiver

THE TENDER OFFER, SOLICITATION AND WAIVER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 13, 2007, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

IMPSAT Fiber Networks, Inc., a Delaware corporation (referred to as “we,” “us,” “our” or the “Company”), hereby amends and supplements its offer to purchase for cash any and all of its outstanding Series A 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP No. 45321TAL7) (the “Series A Notes”) and Series B 6% Senior Guaranteed Convertible Notes due 2011 (CUSIP Nos. 45321TAM5 and 45321TAN3) (the “Series B Notes” and, together with the Series A Notes, the “Notes”), upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2007, as amended by a supplement dated February 15, 2007 (as amended and supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal and Consent (the “Letter of Transmittal”) (which, together with the Offer to Purchase, this supplement to the Offer to Purchase (the “Second Supplement”), dated February 26, 2007, and any other amendments or supplements to the Offer to Purchase or the Letter of Transmittal, collectively constitute the “Offer”). Except as set forth in this Second Supplement, the terms and conditions previously set forth in the Offer to Purchase, including information incorporated by reference therein, remain applicable in all respects to the Offer, and this Second Supplement should be read in connection therewith. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Offer to Purchase.

The Offer to Purchase is hereby revised as follows:

1.    Cover Page

The cover page and introductory language within the Offer to Purchase are hereby amended as follows:

(a)    The fourth paragraph on the cover page of the Offer to Purchase is hereby amended by appending the following after the fourth sentence of the paragraph:

“Notwithstanding the foregoing, if the Offer is extended past March 15, 2007, which is the next scheduled Interest Payment Date as defined in the Indentures governing the Notes, Holders of Notes on March 15, 2007 will receive the normal $30.00 in interest per $1,000 principal amount of Notes. Thereafter, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010, plus an amount equal to $0.17 per $1,000 of principal amount of the Notes for each day after March 15, 2007 to, but excluding, the date on which the Notes are purchased. The $0.17 approximates the daily interest that would accrue for each day after March 15, 2007. For example, if the Offer is extended for 11 days after March 15, 2007, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010.00, plus an additional $1.70 in accrued but unpaid interest to, but excluding, the date on which the Notes are purchased, for a total consideration of $1,011.70.”

2.    Summary

The section of the Offer to Purchase titled “Summary” is hereby amended as follows:

(a)    The definition of the term “Offer Consideration” on page 2 of the Offer to Purchase is hereby amended by appending the following to the end of the paragraph:

“Notwithstanding the foregoing, if the Offer is extended past March 15, 2007, which is the next scheduled Interest Payment Date as defined in the Indentures governing the Notes, Holders of Notes on March 15, 2007 will receive the normal $30.00 in interest per $1,000 principal amount of Notes. Thereafter, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010, plus an amount equal to $0.17 per $1,000 of principal amount of the Notes for each day after March 15, 2007 to, but excluding, the date on which the Notes are purchased. The $0.17 approximates the daily interest that would accrue for each day after March 15, 2007. For example, if the Offer is extended for 11 days after March 15, 2007, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010.00, plus an additional $1.70 in accrued but unpaid interest to, but excluding, the date on which the Notes are purchased, for a total consideration of $1,011.70.”

3.    Answers to Questions You May Have

The section of the Offer to Purchase titled “Answers to Questions You May Have” is hereby amended as follows:

(a)    The question “What price will you receive for your Notes if you tender them to us?” on page 5 of the Offer to Purchase is hereby amended by appending the following to the end of the paragraph:

“Notwithstanding the foregoing, if the Offer is extended past March 15, 2007, which is the next scheduled Interest Payment Date as defined in the Indentures governing the Notes, Holders of Notes on March 15, 2007 will receive the normal $30.00 in interest per $1,000 principal amount of Notes. Thereafter, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010, plus an amount equal to $0.17 per $1,000 of principal amount of the Notes for each day after March 15, 2007 to, but excluding, the date on which the Notes are purchased. The $0.17 approximates the daily interest that would accrue for each day after March 15, 2007. For example, if the Offer is extended for 11 days after March 15, 2007, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be $1,010.00, plus an additional $1.70 in accrued but unpaid interest to, but excluding, the date on which the Notes are purchased, for a total consideration of $1,011.70.”

4.    References in Offer to Purchase and Letter of Transmittal

All references in the Offer to Purchase and the Letter of Transmittal to sections of the Offer to Purchase that have been amended by this Second Supplement shall be deemed to be references to such sections as amended by this Second Supplement. All provisions within the Letter of Transmittal that correspond to provisions within the Offer to Purchase that have been amended or modified by this Second Supplement are hereby amended and modified.

5.    Amendment to Schedule TO

Pursuant to Rule 13e-4 under the Exchange Act, the Company has filed with the Commission Amendment No. 2 to the Schedule TO, of which this Second Supplement forms a part. Amendment No. 2 to Schedule TO incorporates the terms of this Second Supplement by reference. The Schedule TO and exhibits thereto can be inspected and copied at the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Such materials may also be accessed electronically at the Commission’s website located at http://www.sec.gov.